UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G/A





                   Under the Securities Exchange Act of 1934
                         	(Amendment No. 3 )*


                    		MOSYS, INC.
             -----------------------------------------------------
                                (Name of Issuer)

                 		COMMON STOCK
             -----------------------------------------------------
                         (Title of Class of Securities)

                   		619718109
             -----------------------------------------------------
                                 (CUSIP Number)

				03/31/2018
             -----------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[X] Rule 13d-1(b)
[] Rule 13d-1(c)
[] Rule 13d-1(d)

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*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 619718109                       13G/A

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   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)


       INGALLS & SNYDER VALUE PARTNERS, L.P.
	133694561


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   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


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   3.  SEC USE ONLY




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   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

	NEW YORK STATE


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     NUMBER OF    5.   SOLE VOTING POWER 	     736,548
     SHARES
  BENEFICIALLY    ------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER  	     0
   REPORTING      ------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER 	     0
      WITH
                  ------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER     736,548
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   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	736,548

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  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



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  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	8.28%

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  12.  TYPE OF REPORTING PERSON*

        PN
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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13G/A



Item 1.     (a)   Name of Issuer: 	MOSYS, INC.
                  ------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:

			3301 OLGOTT STREET
			SANTA CLARA, CA 95054

                  ------------------------------------------------------------
Item 2.     (a)   Name of Person Filing: INGALLS & SNYDER VALUE PARTNERS, LP

                  ------------------------------------------------------------
            (b)   Address of Principal Business Office, or if None, Residence:

			c/o INGALLS & SNYDER, LLC
			1325 AVENUE OF THE AMERICAS, NEW YORK, NY 10019
                  ------------------------------------------------------------
            (c)   Citizenship:	NEW YORK STATE


                  ------------------------------------------------------------
            (d)   Title of Class of Securities:

			COMMON STOCK

                  ------------------------------------------------------------
            (e)   CUSIP Number: 619718109


                  ------------------------------------------------------------


Item 3. If this statement is filed pursuant to Section240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)   [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).


(e)   [ ] An investment adviser in accordance with
	Section 240.13d-1(b)(1)(ii)(E);

(f) [ ] An employee benefit plan or endowment fund in accordance with Section240.13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

(h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)   [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

Item 4. Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount beneficially owned:______736,548________ .

(b) Percent of class: ____8.28%__________.

(c) Number of shares as to which the person has:

	(i) Sole power to vote or to direct the vote ____736,548___.

	(ii) Shared power to vote or to direct the vote ____0__________.

	(iii) Sole power to dispose or to direct the disposition of ___0_.

	(iv) Shared power to dispose or to direct the disposition of
	     736,548


Item 5.     Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.


Ingalls & Snyder Value Partners, LP ("ISVP"), is an investment partnership managed under an investment advisory contract by Ingalls & Snyder LLC ("Ingalls"), a registered broker dealer and a registered investment advisor. Thomas Boucher, a Managing Director of Ingalls, and Robert Gipson and Adam Janovic, Senior Directors of Ingalls, are the general partners of ISVP.
Share owenership assumes the conversion of $6,033,238 par amount of Mosys, Inc. 10% senior secured convertible notes due 8/15/19.


Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.


Item 8.     Identification and Classification of Members of the Group.


Item 9.     Notice of Dissolution of Group.


Item 10.    Certification.

            By signing below -I/we- certify that, to the best of my/our knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                  Signature.


            After reasonable inquiry and to the best of my knowledge and belief, -I/we- certify that the information set forth in this statement is true, complete and correct.


Date: 05/07/2018


INGALLS & SNYDER VALUE PARTNERS, LP

/S/ THOMAS O. BOUCHER, JR. /s/

----------------------------------
                      (Signature)*

THOMAS O. BOUCHER, JR.
GENERAL PARTNER
----------------------------------
                      (Name/Title)


* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).